UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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FRANKLIN UNIVERSAL TRUST
(Name of Registrant as Specified in Its Charter)

.
Bulldog Investors General Partnership
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Bulldog Investors General Partnership, Park 80 West - Plaza Two, Saddle Brook, NJ 07663
(201) 556-0092 // Fax: (201)556-0097 // info@bulldoginvestors.com

                                  March 6, 2008

Dear Fellow Shareholder of Franklin Universal Trust:

As a result of the Board’s recommendation that shareholders not tender their shares of Franklin Universal Trust (“FT”) to us at less than net asset value (“NAV”), we have decided to improve our offer to pay you full NAV.

As you may recall, we had originally offered to purchase up to 5,000,000 shares of FT at 95% of NAV in cash subject to, among other things, that each of our nominees for election to the Board of Trustees of FT be elected at the 2008 Annual Shareholders Meeting of FT which is scheduled to be held on March 14, 2008.  The amended offer is for 5,000,000 shares at 100% of NAV.  All the other conditions of our offer are unchanged except that the expiration date has been extended from March 21, 2008 to March 28, 2008.  Additional details are provided in the attached announcement.

Because this is a substantial price improvement in our offer, we believe that FT’s board of trustees has a fiduciary duty to postpone the annual meeting to allow shareholders a fair opportunity to consider how they wish to vote.

$7.21 is more than $6.43

The NAV of FT’s shares as of the close of the regular trading session of the NYSE on March 5, 2008 was $7.21 per share and the market price was $6.43 (or 89.18% of NAV).  It is very simple.  If you would rather tender your shares now at 100% of NAV than sell them a lower price in the stock market, you need to vote the enclosed GREEN proxy today at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683.  Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today. The annual meeting is scheduled for March 14th so time is short.

                                                Very truly yours,

                                                Phillip Goldstein

BULLDOG INVESTORS GENERAL PARTNERSHIP AMENDS ITS TENDER OFFER
FOR SHARES OF BENEFICIAL INTEREST OF FT TO INCREASE THE PRICE
TO 100% OF NAV AND EXTEND THE EXPIRATION DATE

March 6, 2008 – (New York) – Bulldog Investors General Partnership (“BIGP”) is amending its offer to purchase shares of beneficial interest, $0.01 par value (the “Shares”), of Franklin Universal Trust (“FT”) and extending the Expiration Date (as defined below).

BIGP’s original offer was for up to 5,000,000 Shares for cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply) at a price equal to 95% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the NYSE on the Expiration Date, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 15, 2008 (as may be supplemented or amended from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”).

The NAV as of the close of the regular trading session of the NYSE on March 5, 2008 was $7.21 per Share and the market price was $6.43 (or 89.18% of NAV).  In light of the FT Board of Trustees’ opposition to the Offer, as well as the widening of the discount to NAV of the market price of the Shares since February 15, 2008, BIGP has determined to amend the Offer by increasing the percentage of NAV it is offering to pay for the Shares.  BIGP is now offering to purchase up to 5,000,000 Shares from FT’s shareholders at a price per Share, net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 100% of NAV per Share determined as of the close of the regular trading session of the NYSE on the Expiration Date, upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the related Letter of Transmittal.  BIGP has also extended the expiration date of the Offer from March 21, 2008 to March 28, 2008 (as may be further extended, the “Expiration Date”).

The Offer is conditioned upon, among other things, (1) that each of BIGP’s nominees for election to the Board of Trustees of FT, as set forth in the proxy statement (the “Proxy Statement”) filed by BIGP on February 15, 2008, be duly elected at the 2008 Annual Shareholders’ Meeting of FT, (2) the absence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (3) the absence of competing tender offers, (4) that there be no material change with respect to FT’s or BIGP’s financial condition, (5) the absence of certain changes in the financial markets, and (6) that BIGP has not agreed with FT to terminate the Offer.
This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of FT.  The Offer is being made only through the Offer to Purchase, related Letter of Transmittal and other related Offer materials.  All of these documents, as well as the Proxy Statement, contain important information about the Offer and shareholders of FT are urged to read them carefully before any decision is made with respect to the Offer.  Shareholders of FT will be able to obtain a free copy of each of these documents (when they become available) at a website maintained by BIGP at www.bulldoginvestorstenderoffer.com or by contacting BIGP by Email at info@bulldoginvestors.com or telephone at (201) 556-0092.  BIGP will promptly deliver such documents to any requesting shareholder of FT (by U.S. mail or Email, as requested).  These documents will also be available at no charge at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.